EXHIBIT 10.37
Insider Trading Policy

Policy Criteria
Brief Policy Description: To prevent insider trading violations
Effective Date: May 11, 2023
Version Control: Version 2
Approved by: TrueBlue Board of Directors
Policy Contact: Todd Gilman, Senior Vice President, Deputy General Counsel & Secretary
Applies to: All employees, officers, and directors of TrueBlue, Inc. and its subsidiaries
Purpose
In order to take an active role in the prevention of insider trading violations by the Company’s employees, officers, directors, and other related individuals, the Company has adopted this Insider Trading Policy (the “Policy”).
Introduction
All employees, officers, and directors of TrueBlue, Inc. and its subsidiaries (collectively, the “Company”) must comply with this Policy and federal and state securities laws regarding the trading of Company securities and the disclosure of material nonpublic information. It is illegal for any person to trade in securities while aware of material nonpublic information. It is also illegal to communicate (or “tip”) material nonpublic information to others who may trade in securities while aware of that information. These illegal activities are commonly referred to as “insider trading.”
Employees are encouraged to ask questions and seek any follow-up information that they may require with respect to the matters set forth in this Policy. Please direct all questions to the Policy Contact provided above.
I.    Insider Trading Rules for All Employees
A.    Rule
No employee, officer, director, or other insider of the Company may trade Company securities while aware of material nonpublic information related to the Company. In addition, no employee, officer, director, or other insider may engage in financial transactions designed to hedge against a decrease in the market value of Company securities.
To avoid the appearance of impropriety, additional restrictions on trading Company securities apply to directors and certain members of management. See Sections II and III, below, for these additional restrictions.
B.    Definitions and Explanations
1.    What is “trading”?
“Trading” refers to more than the purchase or sale of securities. The prohibition against insider trading includes:
•Buying, selling, or gifting Company securities while aware of material nonpublic information concerning the Company.
•Having others trade on the insider’s behalf while aware of material nonpublic information.
•Communicating material nonpublic information concerning the Company to others who may then trade in Company securities or pass on the information to others who may trade in Company securities. Such communication is prohibited regardless of format, whether oral conversation, written correspondence, electronic mail, or participation in social media. Such conduct, also known as “tipping,” results in liability for the insider who communicates the information and for the person who receives and trades on such information.
2.    Who is an “insider”?
Any employee, officer, or director, or related person thereto (as defined below) of the Company or its subsidiaries may be an “insider” potentially bound by these rules. These prohibitions also apply to individuals who may become “temporary insiders” by entering into a relationship with the Company and as a result gain access to inside information. Outsiders who routinely become “temporary insiders” include, among others, the Company’s attorneys, accountants, consultants, bankers, and the employees of their organizations. This Policy will continue to apply after an individual’s employment or such individual’s time as a director or temporary insider ends until that person is no longer aware of material nonpublic information.
3.    Who is a “related person”?
For purposes of this Policy, a “related person” includes: your spouse, minor children, and anyone else living in your household or whose transactions in Company securities are directed by you or are subject to your control; partnerships in which you are a general partner; trusts of which you are a trustee; estates of which you are an executor; and other equivalent legal entities that you control. Although a person’s parent or sibling may not be considered a “related person” (unless living in the same household or whose transactions in Company securities are subject to your control), a parent or sibling may be a “tippee” for securities laws purposes.
4.    What is “material” information?
Trading while aware of nonpublic information is a basis for liability if the information is “material.” Information is “material” if there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions or if the information is reasonably certain to affect the price of the Company’s securities.
If securities transactions ever become the subject of scrutiny, they are likely to be viewed with the benefit of twenty-twenty hindsight. As a result, before engaging in any transaction, an insider should carefully consider how his or her transaction may be construed after the fact. Again, in the event of any questions or uncertainties about this Policy, please consult the Policy Contact.
Information is likely to be “material” if it relates to:
•Earnings or sales results or expectations for the quarter or the year;
•Financial forecasts;
•Changes in dividends;
•News involving a merger, acquisition, or similar transaction;
•Changes in relationships with major customers or important contracts;
•Important product developments;
•Major financing developments;
•Significant personnel changes;
•Criminal indictments, material civil litigation, or government investigations;
•Labor disputes, including strikes or lockouts;
•Substantial changes in accounting methods;
•Debt service or liquidity problems;
•Bankruptcy or insolvency;
•Public offerings or private sales of debt or equity securities;
•Stock splits, calls, redemptions, or repurchases of the Company’s securities; or
•Major cyber security incidents.
The prohibition against the misuse of information includes trading in the securities of other companies affected by the information, such as customers or suppliers of the Company or companies with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale.
5.    What is “nonpublic” information?
“Nonpublic” information is information which has not been made available to investors generally. For nonpublic information to become public information it must be disseminated through recognized channels of distribution designed to reach the securities marketplace and sufficient time must pass for the information to become available in the market.
To show that information is public, it must be disclosed by the filing of a Form 10-Q, Form 10-K, Form 8-K, or other report with the Securities and Exchange Commission (“SEC”) or disclosed by a release to a national business and financial wire service (such as BusinessWire, Reuters, or Bloomberg) or a national news service or a national newspaper (such as The Wall Street Journal). The circulation of rumors, internet discussions, or “talk on the street,” even if accurate, widespread, and reported in the media, does not constitute the requisite public disclosure, nor does the mere posting of the information on a third party’s website (other than the SEC’s).

“Nonpublic” information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a favored analyst or a group of analysts retains its status as nonpublic information. So long as any material component of the information has yet to be publicly disclosed, the information is deemed nonpublic and may not be misused.
It is the policy of the Company to consider quarterly and annual earnings results public after the second full business day after a press release regarding such earnings. Similarly, other material information will be considered public after the second full business day after public disclosure in the manner described above.
6.    What is “hedging”?
“Hedging” refers to trading in options, warrants, puts and calls, or similar financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) related to Company securities, selling Company securities “short,” or otherwise hedging against any decrease in the market value of Company securities. Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean seeking personal gain through short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the employee, officer, director, or other insider in conflict with the best interests of the Company and its security holders.
C.    Penalties
Penalties for trading on or communicating material nonpublic information are severe for the individuals involved in such unlawful conduct and, potentially, for the Company. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
•Jail sentences of up to ten (10) years (twenty-five (25) years if the conduct constitutes fraud);
•Disgorgement of profits;
•Fines, for the person who committed the violation, of up to three (3) times the profit gained, or loss avoided, whether or not the person actually benefited;
•Fines for the employer or other controlling person, such as a supervisor, of up to the greater of $1,000,000 (which amount is periodically adjusted for inflation) or three (3) times the amount of the profit gained, or loss avoided; and
•Administrative proceedings and cease-and-desist orders by the SEC.

In addition, a violation of this Policy can result in disciplinary action up to and including termination of the person involved. Federal securities laws also impose potential liability on companies and other “controlling persons” (such as managerial and supervisory personnel) if they fail to take appropriate steps to prevent insider trading by Company personnel. Charges of insider trading, even where defensible, are made with the benefit of hindsight and typically result in adverse publicity and embarrassment for the individual and the company involved.
D.    Reporting of Violations
If you know or have reason to believe that this Policy has been or may be violated, you must bring the actual or potential violation to the attention of the office of the Chief Legal Officer (“CLO”) or the employee hotline at 855-70-ALERT.
E.    Modifications and Waivers
The Company reserves the right to amend or modify the procedures set forth in this Policy at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by the CLO’s office. Be advised that any such waiver may need to be publicly disclosed by the Company and shall be reported to the Board of Directors of the Company at its next regularly scheduled meeting.
F.    Questions
If you have any questions regarding this Policy, you should contact the Policy Contact, who may refer the question to the Company’s outside legal counsel before giving a full reply.
II.    Trading Rules for Designated Insiders
A.    Designated Insiders

The Company has determined that certain persons (“Designated Insiders”) have, or are likely to have, access to the Company’s internal financial statements or other material nonpublic information and are therefore subject to additional restrictions as set forth in this Policy.
All Company Designated Insiders shall be informed of their status as such by the CLO. In addition, a current list of Designated Insiders is maintained by the CLO’s office and the payroll department. “Designated Insiders” shall include at least the following positions:

Board of Directors
Executive Officer
Executive Assistants
All employees eligible for an annual equity grant
Identified Employees in the tax, general ledger, and finance departments
Other employees or officers may also become Designated Insiders as determined by the CLO’s office.
B.    Prohibition against Trading with Material Nonpublic Information
All of the rules, prohibitions, and warnings set forth in this Policy for employees, officers, and directors apply equally to Designated Insiders. This section sets forth obligations and prohibitions that are in addition to those set forth in Section I, “Insider Trading Rules for All Employees.”
C.    Trading Procedures for Designated Insiders
In order to reduce the risk of securities laws violations, the following additional restrictions are applicable to the Company’s Designated Insiders.
1.    Pre-Clearance
Other than transactions made pursuant to an approved Rule 10b5-1 trading plan, no Designated Insider or related person may purchase, sell or gift Company securities unless the CLO’s office has pre-cleared the transaction. Pre-clearance is not required for the exercise of a stock option if no shares of stock are sold in the open market in connection with the exercise. Pre-clearance is required for a “cashless” exercise of stock options where shares are sold to cover the cost of the exercise price of the options. Pre-clearance is not required for the sale or disposition of restricted stock or restricted stock units in order to pay any taxes due associated with a vesting event. After receiving permission to engage in a trade, Designated Insiders should either complete their trade within one (1) calendar week or make a new trading request.
The CLO’s office may refuse to permit any transaction if it is determined that there are pending corporate developments that could give rise to a charge of insider trading.
It may be possible for Designated Insiders to reduce the risk of violating insider trading rules by entering into certain written plans or arrangements providing for a formula for stock transactions or for third-party control over such transactions (so-called Rule 10b5- 1 trading plans described in more detail in Section II.C.4 of this Policy). Designated Insiders can enter into such plans, which, when properly adopted, can provide an exception to the general prohibition against trading while aware of material nonpublic information or trading during a blackout period. Designated Insiders should consult with the CLO’s office prior to entering into such arrangements.
2.    Blackouts
No Designated Insider or any related person of a Designated Insider may purchase or sell securities of the Company during the period commencing fourteen (14) days before the end of a quarter and ending two business days after the Company announces its quarterly or annual earnings. The exact dates of these “blackout periods” will change from year to year. For more information regarding these dates, contact the CLO’s office.
The safest period for trading in Company securities, assuming the absence of material nonpublic information, is typically the first ten (10) days after the 48-hour blackout period that follows the Company’s quarterly or annual earnings releases.
3.    Designated Blackouts

In addition to the predetermined blackout periods described above, Designated Insiders may be subject to additional blackout periods as designated by the Company’s CLO’s office (“Designated Blackout Periods”). Designated Blackout Periods may arise during events such as the consideration of an acquisition. Designated Insiders will be informed when they are subject to any of these Designated Blackout Periods.
4.    Prearranged Trading Plans (10b5-1 Plans)
Designated Insiders may wish to consider entering into pre-arranged 10b5-1 trading plans. 10b5-1 trading plans, when properly adopted, can provide an exception to the general prohibition against trading when the Designated Insider is aware of material nonpublic information or trading during a blackout period. 10b5-1 trading plans provide a defense from insider trading liability if trades occur pursuant to a trading plan that meets certain specified conditions. Under a 10b5-1 trading plan, an insider enters into a binding written plan that specifies the amount, price, and/or date on which securities are to be purchased or sold. The Designated Insider may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when the Designated Insider is aware of material nonpublic information.
These plans can only be established or terminated during an open window and at a time when the Designated Insider is not aware of material nonpublic information. Once established, a 10b5-1 trading plan may not be modified. All such plans must be submitted to the CLO’s office for review and approval before adoption. All such plans must be executed through a broker and be documented using a form that is pre-approved by the CLO’s office. Trading according to an approved 10b5-1 trading plan will not require further pre-clearance at the time of the trade. You may not enter into more than one (1) 10b5-1 trading plan at the same time (subject to certain limited exceptions). All plans must include a waiting period of thirty (30) days between establishing the plan and the first trade made under the plan. For 10b5-1 trading plans adopted by Section 16 Insiders (as defined below), trading under the plan is not permitted until the later of (a) 90 days after plan adoption and (b) two (2) business days after disclosure of financial results in the Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted (but not to exceed 120 days). No plan may be entered into during the first twenty (20) days following the termination of any prior plan. No Designated Insider should trade in securities of the Company within ten (10) days after the termination of a 10b5-1 plan.
You may only enter into one single-trade 10b5-1 trading plan during any 12-month period (subject to certain limited exceptions). Designated Insiders must include a representation in their 10b5-1 trading plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a 10b5-1 trading plan must act in good faith with respect to that plan.
The Company is required to publicly disclose any 10b5-1 trading plan entered into or terminated by a Section 16 Insider. Actual sales made through 10b5-1 trading plans will be disclosed on a Form 4 or Form 5 for Section 16 Insiders. The details of the rule are complex, and further information about the rule is available upon request from the CLO’s office.
5.    Avoid Forced Trading in Violation of This Policy
Section 16 Insiders are prohibited and all other Designated Insiders are discouraged from pledging Company securities as collateral for a loan. Pledging Company securities for a loan may require the Designated Insider to sell Company securities when it is not otherwise permissible and such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its shareholders.
III.    SPECIAL RULES FOR SECTION 16 INSIDERS
A.    Section 16 Insiders
Members of the Company’s Board of Directors and executive officers are subject to additional reporting obligations under Section 16 of the Securities Exchange Act of 1934 (“Section 16 Insiders”). All Company Section 16 Insiders shall be informed of their status as such by the Company’s CLO’s office. In addition, a current list of Section 16 Insiders is maintained by both the CLO’s office and the payroll department.
B.    Section 16(a) Reporting Requirements
Section 16 Insiders must publicly report all of their holdings and transactions in the Company’s equity securities on a Form 4 filed with the SEC. Reporting may be required for certain transactions occurring for a period of six months prior to, or following, insider status.

The Section 16 Insider or his or her broker is required to confirm to the CLO’s office the details of any transaction of Company securities by the Section 16 Insider, his or her spouse, or any immediate family member sharing the Section 16 Insider household not later than the close of business on the day the transaction occurs. Each report the Section 16 Insider or his or her broker makes to the CLO’s office should include the date, quantity, the price at which each separate transaction was affected, and whether the transaction was executed pursuant to a Rule 10b5-1 trading plan. The Company will provide a form which the Section 16 Insider may use to instruct his or her broker to release this information to the Company. Copies of any Form 144 filings and any representation letters signed for the broker should also be provided.
The foregoing reporting requirement is designed to help monitor compliance with this Policy and to enable the Company to help those persons who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) to comply with such reporting obligations. Each Section 16 Insider, however, and not the Company, is personally responsible for ensuring that his or her transactions do not violate applicable securities laws. Section 16 Insiders are encouraged to contact the Company’s CLO’s office with any questions about this Policy.
C.    Section 16(b) Recapture of Short-Swing Profits
Section 16(b) of the Exchange Act imposes liability on officers, directors, and ten-percent holders for any profit derived by them as the result of any purchase and sale occurring within any six-month period. Any excess of the sale price over the purchase price is considered to be “profit,” and is recoverable by Company. It does not matter whether the purchase or the sale occurs first, and it is not necessary for the same shares to be involved in each of the matched transactions. Transactions are paired so as to extract the maximum profit by matching the lowest purchase price and the highest sale price within a six-month period; losses cannot be offset against gains. The result is that liability may exist under Section 16(b) even though an insider’s overall trading in the stock resulted in a loss.
If officers or directors of the Company engage in transactions after they are no longer officers or directors, such transactions can be matched for Section 16(b) purposes if they occur within six months of an opposite-way transaction which occurred while they were still an officer or director of the Company.
Good faith or inadvertence on the part of an insider is no defense to liability under Section 16(b) and no knowledge of inside information need be involved. If the Company itself does not press a claim for recovery of the short-swing profit, any stockholder may do so on behalf of the Company (and may be awarded attorneys’ fees as well)

IV.    INSIDER TRADING POLICY SUMMARY
TRUEBLUE, INC.

	May not trade while aware of material non-public information	Blackout Periods May not trade during blackout period	Pre-Clearance Must pre- authorize all transactions	Form 4 Must publicly report all transactions	10b5-1 Plan Company must publicly report
Section16 Insiders	✓	✓	✓	✓	✓
Designated Insiders	✓	✓	✓
All Employees	✓

Designated Insiders Subject to Blackout Periods and Pre-Clearance

Board of Directors
Executive Officers
Executive Assistants
All employees eligible for an annual equity grant
Identified Employees in the tax, general ledger, and finance departments